Exhibit 99.1

JLL Income Property Trust
Increases Quarterly Dividend for Ninth Time

Chicago (May 8, 2024) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio equity and debt investments, announced that on May 7, 2024, its Board of Directors declared a dividend for the second quarter of 2024 of $0.1575 per share, an 8.6% increase from the prior quarter’s $0.145 dividend per share. This represents the ninth dividend increase since JLL Income Property Trust’s inception in 2012 and will be the 50th consecutive quarterly dividend paid to its stockholders.

The quarterly dividend is payable on or around June 27, 2024 to stockholders of record as of June 24, 2024. On an annualized basis, this gross distribution is equivalent to $0.63 per share and represents a yield of approximately 5.24% on the NAV per share of $12.02 for the M-I share class as of March 31, 2024.  All stockholders will receive $0.1575 per share less applicable share class specific fees and the annualized yield will differ based on the share class.

“We are pleased to once again enhance the current return to our stockholders through our ninth dividend increase over our eleven and a half years of operating as the first daily valued perpetual NAV REIT,” said Allan Swaringen, President and CEO of JLL Income Property Trust.  “Providing continued growth in cash distributions paid to our stockholders has been a priority for us since our inception. With this dividend increase, we have established one of the best dividend track records among all NAV REITs.”

Swaringen noted, “In a time period where core real estate valuations have declined due to rising interest rates – a frustrating consequence of the Fed’s eleven rate increases – the operating performance of our portfolio continues to improve.”

Noteworthy portfolio metrics supporting this dividend increase across the JLL Income Property Trust portfolio are:
•96% average portfolio occupancy for 2021, 2022 and 2023
•17% total revenue growth for 2023
•26% average rent increases in 2023 across 1.6 million square feet of new and renewal leases
•14% average rent increases in 2024 across 600,000 square feet of new and renewal leases
•4% annual apartment rent growth and 5% annual single family rent growth in 2023

“As an institutionally sponsored real estate fund, JLL Income Property Trust was designed to be an all-cycle investment for private clients and to provide a growing source of tax-efficient current income across a range of differing economic environments. In times of inflationary pressures such as these, core real estate has historically served as a reliable hedge against inflation and our 4.2% average annual dividend growth rate over nearly twelve years has delivered on that objective for our stockholders,” added Swaringen. “Financial advisors continue to look for investments for their clients that provide a growing source of income while also diversifying their portfolios beyond the traditional 60/40 equity and fixed income allocation model. Core real estate has become that alternative investment of choice.”

A first quarter 2024 dividend of $0.145 per share, less applicable share class specific fees, was paid according to the table below on March 28, 2024 to stockholders of record as of March 25, 2024. Any future dividends will be approved at the discretion of the Board of Directors.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q1 Quarterly Gross Dividend per Share	$0.145	$0.145	$0.145	$0.145
Less: Dealer Manager Fee per Share	-	$0.00831	$0.00848	$0.02290
Q1 Quarterly Net Dividend per Share	$0.14500	$0.13669	$0.13652	$0.12210
NAV per Share as of March 31, 2024	$12.02	$12.04	$12.03	$12.01
Annualized Net Dividend Yield Based on NAV as of March 31, 2024	4.8%	4.5%	4.5%	4.1%

1.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2.A dealer manager fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3.A dealer manager fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of private, core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.
For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages over $87 billion of assets in private and public real estate property and debt investments as of Q4 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 228 2048
Email: alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com